EXHIBIT 23.4


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to registration statement No. 333-105494 and in registration statement No. 333-75068, both on form S-3, of Iron Mountain Incorporated of our report dated February 21, 2003 (except with respect to Note 16, as to which the date is March 18, 2003) relating to the consolidated financial statements of Iron Mountain Incorporated as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and (2) the adoption of Statement of Financial Accounting Standard No. 142) appearing in the Annual Report on Form 10-K/A of Iron Mountain Incorporated for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 5, 2003